EXHIBIT 10.6

                      HOURLY EMPLOYEE ASSIGNMENT AGREEMENT

                  This Assignment Agreement (the "Agreement") is entered into as of the first day of April, 2000, by and among Visteon Corporation, a corporation organized under the laws of the state of Delaware, with offices at 5500 Auto Club Drive, Dearborn, Michigan 48126 ("Visteon"), and Ford Motor Company, a corporation organized under the laws of the state of Delaware, with offices at The American Road, Dearborn, Michigan 48121 ("Ford"). Ford and Visteon are referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

         A. Ford employs directly approximately 23,580 U.S. hourly employees ("Ford Hourly Employees") who are engaged in the business of manufacturing and assembling automotive parts and services now being conducted under the name of Visteon Automotive Systems, an enterprise of Ford Motor Company, including those activities conducted by its subsidiaries and affiliates (the "Business");

         B. The Ford Hourly Employees are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated Locals 228, 400, 600, 723, 737, 848, 849, 892,
898, 1111, 1216 and 1895 (collectively, "UAW") and are covered under the terms and conditions of the Ford-UAW Collective Bargaining Agreement dated as of September 30, 1999 between Ford and the UAW and various local agreements by and between Ford and UAW ("Ford-UAW CBA"). For purposes of this Agreement, the Ford Hourly Employees do not include the hourly employees of subsidiaries or affiliates of Ford which are included in the Business.

         C. Pursuant to a Master Transfer Agreement dated as of even date herewith by and among Visteon and Ford ("Master Transfer Agreement"), Visteon will acquire the assets and assume the liabilities of the Business from Ford;

         D. Visteon desires to continue to utilize the services of the Ford Hourly Employees for its Business; and

         E. Ford desires to assign its Ford Hourly Employees to Visteon for the purpose of enabling Visteon to conduct the Business in accordance with the terms set forth below.

                  NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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         1. Term. The term of this Agreement shall commence on a date to be agreed by Ford and Visteon, but no later than the date that Ford will distribute to the holders of its common stock and Class B stock, by means of an exchange offer and/or a prorata distribution, all of the shares of Visteon common stock owned by Ford, such date being referred to hereafter as the Effective Date, and shall terminate at the earlier to occur of (a) the termination of employment of all of the Ford Assigned Employees, as defined in Paragraph 2 below, or (b) the agreement of the Parties to terminate. The term shall be known as the "Assigned Period." Nothing herein contained shall be construed to imply that Visteon's obligations to hourly employees represented by the UAW and hired by Visteon after the Effective Date ("Visteon Hourly Employees") extend beyond the Mirror Period, as defined in Paragraph 13.

         2. Purchased Services. During the Assigned Period, Ford shall supply Visteon with those Ford Assigned Employees who are assigned to the Business as of the Effective Date, including any inactive employees (the "Initial Ford Assigned Employees"). On the Effective Date, Ford shall provide to Visteon a preliminary list of the Initial Ford Assigned Employees as of the Effective Date, together with their base hourly wage rate, Ford service date, job classification, location code, social security number, and the reason for any absence of an inactive employee and the date any leave expires. Ford shall finalize the list of Initial Ford Assigned Employees as of the Effective Date no later than thirty (30) days after the Effective Date, subject to Visteon review. Ford shall update such list at least monthly for employee quits, retirements, transfers from Ford facilities to Visteon's facilities, transfers from Visteon's facilities to Ford facilities or transfers between hourly and salaried status at Visteon, in connection with the invoice procedure specified in Section 8. The Initial Ford Assigned Employees and any replacement employees under the process described above, shall be known for purposes of this Agreement as the "Ford Assigned Employees." Ford Assigned Employees and all other hourly employees employed by Ford and covered by the Ford-UAW CBA shall retain their transfer rights under the Ford-UAW CBA including rights to placement in Visteon or Ford facilities.

         3. Employer Definition. During the Assigned Period, Ford shall retain responsibility for all payments and benefits due to the Ford Assigned Employees in connection with the work relating to the Business, including but not limited to

          (i) the payment of Ford Assigned Employees' base hourly wage or other components of pay as required under the Ford-UAW CBA now in existence or as modified hereafter (less any applicable withholding or other taxes or any amounts deducted from such wages pursuant to normal payroll practices of Ford);

          (ii) the provision of all other employee benefits generally provided by Ford to other hourly employees of Ford covered by the Ford-UAW CBA;

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         (iii) payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto; and

          (iv) the liability for statutory benefits, including workers' compensation, payable to employees.

         4. Management of Employees. While Ford will retain legal responsibility for administering the terms of the Ford-UAW CBA with respect to the Ford Assigned Employees, Visteon, as Ford's agent, will have full and complete authority to exercise day to day supervision over the Ford Assigned Employees, including assigning work and evaluating, supervising, disciplining and discharging such employees in accordance with the terms of the Ford-UAW CBA. If any of those decisions are challenged by a Ford Assigned Employee through a grievance procedure, in judicial proceedings, or in any other forum, Visteon will have the sole responsibility for determining how those challenges should be handled and resolved (including but not limited to the sole authority for making a decision whether to settle or defend the challenged matter), provided, however, that Visteon shall comply with any decision rendered by an umpire, arbitrator, officer of a state administrative agency or judge of any court of competent jurisdiction with respect to such matter, subject to Visteon's right of appeal. Notwithstanding the provision set forth above, Visteon will advise Ford of any major issues that arise under the Ford-UAW CBA, or other major employment related matters affecting or potentially affecting UAW hourly represented Ford employees, or matters that could materially impact the Ford-UAW relationship. If Visteon advises Ford of any such issue or matter, or if such issue or matter otherwise comes to the attention of Ford and Ford in its sole judgment considers the issue or matter to fit the criteria above, Ford will notify Visteon that Ford desires to participate in the resolution of such issue or matter. As soon as practical after such notice is given, Visteon and Ford will meet to discuss the issue or matter through the Joint Advisory Board described in Section 17 and determine the appropriate course of action for handling or resolving the issue or matter. If a common approach cannot be agreed and Ford decides to pursue its own resolution of the issue or matter, then Ford shall relieve Visteon of its role as agent of Ford with respect to such issue or matter and Ford shall pursue the issue or matter in Ford's sole discretion. Visteon shall provide Ford on a weekly basis a summary of the hours of service rendered by each of the Ford Assigned Employees during the preceding week. In addition, Visteon shall provide Ford with such information or documents as Ford may reasonably request with respect to Ford Assigned Employees. Visteon will share any such information with Ford (other than non-job related personal care received by the Ford Assigned Employees unless related to a legitimate business interest of Ford) regardless of any claim of privilege or confidentiality because Ford is an employer of the Ford Assigned Employees.

         5. Payroll and Related Services. During the Assigned Period, Ford shall provide payroll processing services for the Ford Assigned Employees including, but not limited to, the following: weekly payroll, quarterly and annual payroll tax deductions and filings, including deductions and payments for income and Social Security tax requirements under local, state and federal laws; personnel record maintenance,

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authorized income withholding orders, insurance or other withholdings; employee verification; retirement plan processing and annual W-2 forms; and reporting of hours by Visteon location for Visteon to administer the Visteon local training funds.

         6.       Employee Benefit Plans.

         6.1 Identification of Plans. During the Assigned Period, Ford shall cover the Ford Assigned Employees under the same employee benefit and fringe benefit plans and arrangements generally offered to other hourly represented UAW employees of Ford, at the same time, and the Ford Assigned Employees shall be ineligible to participate in any employee benefit plan or fringe benefit program sponsored by Visteon. Ford reserves the right to modify, terminate or suspend any plan applicable to any Ford Assigned Employee, subject to the Ford-UAW CBA.

         6.2 Administration of Plans. During the Assigned Period, Ford or its designee shall maintain, administer and manage all employee benefit and fringe benefit plans and arrangements offered to the Ford Assigned Employees.

         7. Fees. Unless otherwise specifically provided herein, Ford shall be reimbursed monthly for the direct wage and benefit costs for the Ford Assigned Employees, except with respect to reimbursement for item (iii) below with respect to Retiree Health Care and Retiree Life Insurance, in which case any such reimbursement shall be made directly to the applicable benefit plan. For purposes of this Section 7, "direct wage and benefit costs" for which reimbursement is required shall include:

          (i) The weekly gross wage, and any other type of compensation, such as Christmas bonus, moving allowance, and any other cash compensation not included in the Standard Monthly Group Fringe cost referred to in (ii) below, except with respect to profit share, see item (viii) below, payable by Ford to each Ford Assigned Employee for work performed during the Assigned Period;

          (ii) A per-employee Standard Monthly Group Fringe cost as published from time to time by Ford in the PF-4 (U.S. Labor Assumptions) less the accrual rates for Retirement Plans-Pensions, Retiree Health Care, and Retiree Life Insurance;

         (iii) An annual payment for Retirement Plans-Pensions, Retiree Health Care and Retiree Life Insurance related to the Ford Assigned Employees, according to the methodology set forth in Attachment A hereto;

          (iv) Expenses incurred by Ford with respect to each Ford Assigned Employee that are not included in (i) through (iii) above and arises as a result of such employee's work for the Business, such as reserves for any workers' compensation claims arising out of any work accident while

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               the Ford Assigned Employee was performing work for the Business, regardless of when the claim occurred and disability claims with respect to each Ford Assigned Employee to the extent such claims are not covered by insurance. Visteon will assume responsibility as Ford's agent, for accruing and administering the local training funds pursuant to the Ford-UAW CBA. In the event Ford incurs expense for local training funds relating to the Business, Visteon shall reimburse Ford for such expense;

          (v) Reasonable and necessary travel and business related expenses related to Ford Assigned Employees incurred by Ford on behalf of the Business and paid or reimbursed to such employee by Ford as authorized by Ford's standard travel and business expense reimbursement policy;

          (vi) All assessments, premiums or other taxes incurred and paid by Ford with respect to the Ford Assigned Employees not otherwise paid under section (i) through (v) above, including the annual Michigan Single Business Tax cost to Ford resulting from the assignment of the Ford Assigned Employees to Visteon under this Agreement;

         (vii) Direct out-of-pocket incremental costs incurred by Ford in the establishment and administration of benefit programs applicable to Ford Assigned Employees including, but not limited to, legal fees, record keeping, actuarial, and accounting fees not otherwise payable from the Ford-UAW Retirement Plan trust or the Tax Efficient Savings Plan for Hourly Employees; and

        (viii) Annual profit share payable by Ford to each Ford Assigned Employee, provided, however, that for each of calendar years 2000 through 2004, any aggregate profit share reimbursement shall be limited to the lesser of (A) $50 million, or (B) the aggregate actual profit share payable for such year with respect to the Ford Assigned Employees.

         8. Payment. Within fifteen (15) days after the end of each calendar month during the Assigned Period, Ford shall render an invoice to Visteon in such form and containing such detail as Visteon shall reasonably require, for direct wage and benefit costs which Ford has incurred with respect to the Ford Assigned Employees consistent with the Ford-UAW CBA and which were not previously invoiced. In rendering such reports, Ford will not be required to undertake any modifications to its information systems in order to render the detail requested by Visteon. Unless some other form of payment is agreed between Visteon and Ford, Visteon shall pay Ford this amount within ten (10) business days of receipt of the invoice by wire transfer into a Ford designated account. Visteon shall have a right to audit the invoices and related records of Ford upon reasonable notice during normal business hours, at a place mutually agreed by the Parties. To the extent the Parties agree the payment should be adjusted

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as a result of such audit, any overpayments will be applied to the next payment(s) due from Visteon and any underpayments will be added to the next invoice issued by Ford.

         9. Workers' Compensation and Unemployment Insurance. Ford shall continue to provide Workers' Compensation and Unemployment Compensation coverage for the Ford Assigned Employees at all times during the term of this Agreement.

        10.  Work Environment.

       10.1 Compliance With All Health and Safety Laws. Visteon shall maintain its facilities at its sole cost and expense so as to provide a work environment in conformance with legal requirements.

       10.2 Compliance with Employment Laws. The Parties shall comply with all applicable national, federal, state and local employment laws, including, but not limited to, wage and hour, overtime, discrimination laws, and/or local employment ordinances.

        11. Noninterference. In the event that Visteon desires to hire a Ford Assigned Employee to become a Visteon Hourly Employee or a Visteon salaried employee, Ford shall not interfere or restrict such employee from accepting any Visteon offer of employment.

        12. Assumption of Liability. As of the Effective Date, Visteon will assume liability and responsibility for all pending employment claims with respect to the Ford Assigned Employees that relate to the Business, provided, however, that Visteon shall not assume any obligation or liability of Ford with respect to the following litigation: Michael Jones et al v. Ford Motor Company filed on June 9, 1993 in U.S. District Court, District of Minnesota, regarding discrimination allegations. With respect to those claims assumed, Visteon will have sole responsibility for deciding how to defend the claims (e.g. whether to settle or litigate).

        13. Visteon Role in Ford-UAW Bargaining. Pursuant to the terms of a Plant Closing and Sale Moratorium letter dated October 9, 1999 by and between Ford and the UAW, the parties agreed that Ford would be permitted to spin-off, sell or otherwise transfer the Business pursuant to certain conditions including that (i) Visteon would agree to adopt a collective bargaining agreement for the Visteon Hourly Employees that would mirror the Ford-UAW CBA for the 1999-2003 contract period and for the next two contract periods ("Restricted Period") and
(ii) in accordance with the Visteon-UAW CBA, Visteon Hourly Employees hired during the Restricted Period are to be provided with wages, benefits and other terms and conditions of employment by Visteon which are a mirror of the successive Ford-UAW CBA's for the duration of their employment with and retirement from Visteon ("Continuation Period") (the Restricted Period and the Continuation Period to be known collectively as the "Mirror Period"). For a period at least equal to the Mirror Period, Ford will include Visteon in negotiations planning and

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strategy development and will consult in good faith with Visteon concerning the terms of any CBA applicable to Ford Assigned Employees before entering into such CBA. Nothing in this Agreement shall be construed to preclude Visteon and the UAW or any other union from negotiating different terms and conditions of employment for the Visteon Hourly Employees which are mutually satisfactory to those parties.

        14. Future Changes. Under the Ford-UAW CBA, the local parties may agree to local continuous improvement initiatives to improve operational effectiveness. Ford will support Visteon's efforts to secure appropriate changes in work rules and practices, or other local continuous improvement initiatives, to improve operational effectiveness. Nothing herein contained in this Agreement shall be construed as to interfere with Visteon's rights as an employer to pursue its own aims in the collective bargaining process with the UAW with respect to Visteon Hourly Employees. If Visteon and the UAW agree that Ford Assigned Employees should become Visteon Hourly Employees subject to the terms of the Visteon-UAW CBA, Ford shall cooperate in transferring the employment of the Ford Assigned Employees to Visteon, provided however, that Ford incurs no additional cost with respect thereto.

         15. Management of Worker's Compensation Claims. The Parties recognize that because Ford will remain an employer of the Ford Assigned Employees, Visteon may have limitations on its ability to control and manage worker's compensation claims relating to the Ford Assigned Employees. Ford and Visteon will work together to develop and implement a strategy and process for minimizing and reducing those claims.

         16. Business Costs Related to Insufficient Business and/or Business Restructuring. The Parties recognize that significant business costs relating to the Ford Assigned Employees will be incurred in the event that Visteon does not have sufficient work to perform during the term of this Agreement ("Insufficient Business"). The Parties further recognize that Visteon will seek ways to restructure and streamline its business to improve competitiveness which may also result in significant business costs relating to the Ford Assigned Employees ("Business Restructuring"). Ford and Visteon agree to jointly work together in good faith through the Joint Advisory Board to attempt to minimize the business costs to Visteon and Ford in the event of Insufficient Business or Business Restructuring. Ford shall consider in good faith proposals by Visteon to minimize the cost impact, for example, considering placements of the Ford Assigned Employees in Ford hourly open positions without a cost penalty to Ford or accelerating the termination of this Agreement. To the extent that such a proposal requires agreement by the UAW, Ford and Visteon shall use their respective best efforts with the UAW to secure such approval. Nothing herein contained however shall be construed as a Ford commitment to assume liability for all or any part of such labor costs, or to take any specific action with respect to any proposal.

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         17. Joint Advisory Board. The Parties recognize that it is in their mutual interest to establish and maintain cooperative working relationships with each other not only from the point of view of ongoing reliability of competitive supply, but also because of the continuing relationship of both Parties with their employees, particularly those represented by the UAW. It is also recognized that there will be instances in the future where each Party's labor policy and negotiations strategy and practice may vary from each other's. Similarly, the Parties recognize that as Visteon attempts to streamline its operations, and adjust its workforce, there may be a need to cooperatively deal with the effect of these efforts on the performance of each Party.

         In order to achieve these objectives, the Parties agree to establish a Joint Advisory Board for the purpose of assuring cooperative relationships between the Parties and to be used as the forum to discuss significant issues that may arise between the Parties as a result of their business relationships that cannot otherwise be resolved through normal processes. The Advisory Board will meet regularly and will consist of senior representatives of the labor relations, purchasing, technology and general business functions of Ford and Visteon. The Advisory Board will seek mutually beneficial solutions to resolve significant issues that arise between the Parties in a fair and cooperative manner and in the interest of securing a positive business relationship.

        18.   Indemnity.

        18.1 Visteon Indemnity. Visteon shall indemnify Ford against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expense in connection with any action, suit or proceeding brought against Ford) incurred or suffered by Ford arising out of (i) breach of any agreement made by Visteon hereunder; (ii) any claim by Ford Assigned Employees (or their dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of Visteon's employee benefit plans or programs, whenever made, including, without limitation, claims made to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), or the Internal Revenue Service ("IRS"); or (iii) employment claims of Ford Assigned Employees whenever made based on conditions or actions arising prior to or during the Assigned Period, except as provided in Section 18.2 (iii) below.

        18.2 Ford Indemnity. Ford shall indemnify Visteon against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against Visteon) incurred or suffered by Visteon arising out of (i) breach of any agreement made by Ford hereunder; (ii) any claim by Ford Assigned Employees (or their dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans or programs applicable to the Ford Assigned Employees, whenever made, including without limitation, claims made to the PBGC, the DOL, or the IRS; or (iii) employment claims of the Ford

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         Assigned Employees that arise before or during the Assigned Period where the liability, if any, is primarily the result of and arising from conduct of a Ford supervisor or manager not employed by the Business (as opposed to the actions or inaction of Visteon).

         18.3 Procedure for Indemnity. The procedure for indemnification under this Section 17 shall be as set forth in Section 7(c) through (j) of the Master Transfer Agreement and shall be incorporated herein by reference.

         19. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

         19.1 Initial Meeting. The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a party hereto of any remedies to which such Party would otherwise be entitled.

         19.2 Mediation. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

         19.3 Arbitration. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty
         (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration, by a sole arbitrator.

         19.4 Procedure. Mediation or arbitration shall take place in the City of Dearborn, Michigan. Equitable remedies shall be available in any arbitration. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

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         20.  Miscellaneous.

         20.1 Assignment. This Agreement has been executed in consideration of the Parties involved and therefore may not be assigned or transferred to a third party without the prior written consent of the other Party. This Agreement will be binding on the agreed successors to or assignees of either Party. In no event will a Party be released from their indemnity obligations without the prior written consent of the other Party.

         20.2 Entire Agreement, Amendment, Waiver. This Agreement embodies the entire agreement of the Parties and supersedes any other agreements or understandings between them, whether oral or written, relating to this subject matter. In the event of a conflict between this Agreement and any other agreement between or among any of the Parties with respect to the subject matter hereof, this Agreement shall control. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in a writing signed by each of the Parties. The failure of either Party to enforce, or the delay by either of them in enforcing, any of its respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and either Party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

         20.3 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile transmission or other telecommunications mechanism, (c) sent by a nationally recognized overnight courier service (delivery charges prepaid) or (d) sent by registered or certified mail (postage prepaid, return receipt requested) as follows:


         If to Ford:
                           Ford Motor Company
                           Henry Ford II World Center
                           The American Road
                           Dearborn, Michigan 48121-1899
                               Attention: Secretary
                               Fax: (313) 248-7036

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         If to Visteon:

                               Visteon Corporation
                               Auto Club Drive
                               Dearborn, Michigan  48121-1899
                                    Attention:  General Counsel
                                    Fax: (313) 390-2718

         All notices personally delivered shall be deemed received on the date of delivery. Any notice sent via facsimile transmission shall be deemed received on date shown on the confirmation advice. Any notice by registered or certified mail shall be deemed to have been given on the date of receipt or refusal thereof. The date of any notice by overnight courier service shall be the date the airbill is signed by the recipient. Any Party may change its address for the receipt of notices by giving Notice thereof to the other.

         20.4 Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision will not affect the validity or enforceability of the remaining provisions hereof.

         20.5 Title and Headings. Titles and headings of Sections and Subsections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

         20.6 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

         20.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

         20.8 Governing Laws. This Agreement is governed by the internal laws of the State of Michigan.

         20.9 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

         20.10 Relationship. Nothing contained in this Agreement will be construed to make any of the Parties partners, principals, agents or employees of the other,

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         except as explicitly provided. None of the Parties will have any right, power or authority, express or implied, to bind any of the other Parties. Nothing contained in this Agreement shall be construed to imply multiemployer bargaining with respect to the labor affairs of the other Party.

         20.11 Good Faith and Fair Dealing. In entering into this Agreement, the Parties each acknowledge and agree that all aspects of the relationship among the Parties contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing.

         20.12 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by any of the Parties under this Agreement will not be unreasonably withheld or delayed.

         20.13 Further Assurances. The Parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

         20.14 Excusable Delays. Neither Party will be liable for a failure to perform any obligation under this Agreement that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes. The Party claiming the excusable delay shall give notice in writing as soon as possible to the other Party after the occurrence of the cause relied on and after termination of the condition.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as __________, 2000.


FORD MOTOR COMPANY                           VISTEON CORPORATION


By:                                          By:
    --------------------------------            ------------------------------

Title:                                       Title:
       -----------------------------               ---------------------------


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                                  Attachment A

         Pension, Retiree Health Care and Retiree Life Insurance Expense

For purposes of Section 7(iii) of the Hourly Employee Assignment Agreement, (the "Agreement') the expense for Retirement Plans-Pension, Retiree Health Care and Retiree Life Insurance for the Ford Assigned Employees shall be determined in accordance with the methodology described in this Attachment A.

          1. Retirement Plans-Pension. Visteon shall be responsible for reimbursing Ford with cash for the Statement of Financial Accounting Standards No. 87 ("SFAS No. 87") annual future pension accruals with respect to the Ford Assigned Employees, determined as provided below.

          1.1 Visteon Pension Account Established. Solely for purposes of determining the correct reimbursement, and not for purposes of establishing a separate trust or pension plan with respect to the Ford Assigned Employees, a notional Visteon-UAW Pension Asset Account ("Visteon Pension Account") will be established, as if the Ford-UAW Pension Plan in which the Ford Assigned Employees participate had been segregated into a separate trust which continued to participate in the Ford Master Trust. The Visteon Pension Account shall be established as of the first of the month coincident with or prior to the date of the distribution of Visteon stock to Ford shareholders ("Start Date"). The opening balance of the Visteon Pension Account will be established by crediting such account with assets equal in amount to the projected benefit obligation as defined in SFAS No. 87 ("PBO") of the active Ford Assigned Employees as of the Start Date ("Hourly PBO"). The Hourly PBO shall be determined by an independent actuary appointed by Ford ("Ford Actuary") using:

               (i) the actuarial assumptions and methods used in the most recent SFAS 87 actuarial valuation developed for accounting purposes under the Ford-UAW Retirement Plan prepared by the Ford Actuary; and

               (ii) a discount rate as of the Start Date determined by Ford using its normal methods for developing a SFAS 87 discount rate but based on market interest rates as of the Start Date.

          An independent actuary appointed by Visteon ("Visteon Actuary") shall have the opportunity to verify the calculation of the Hourly PBO.

          1.2 Visteon Pension Account Activity. After the opening balance of the Visteon Pension Account is determined in accordance with Section
          1.1 above, it shall be managed as follows:

               It shall be credited with

                    (i) any cash contribution paid by Visteon to Ford under this Section One; and

                    (ii) the Ford U.S. Pension Master Trust actual rate of
                         investment return.

               It shall be debited with

                   (iii) the amount of retirement benefits payable to the Ford
                         Assigned Employees who retire after the Start Date; and

                    (iv) an allocable share of Ford-UAW Plan expenses based on the ratio of PBO of the Ford Assigned Employees to the total PBO of the Ford UAW Retirement Plan, unless Ford and Visteon agree to another method.

               If for administrative reasons, the exact amount of retirement benefits payable to the Ford Assigned Employees cannot be determined precisely, then Ford shall be able to substitute a fair approximation of the retirement benefits paid. The Visteon Actuary shall have the opportunity to verify the calculation.

          1.3 Determination of Annual Cash Pension Reimbursement. The cash payable by Visteon to Ford for any given year shall be equal to the sum of (A), (B) and (C) where :

               (A) is the SFAS 87 pension expense for that year (or, at the outset, a part year) based on:

                    (i) as of each annual actuarial valuation date, the liabilities of the Ford Assigned Employees;

                    (ii) the Ford-UAW Retirement Plan assumptions used in the
                         Ford Actuary`s SFAS 87 valuation of the Ford-UAW Retirement Plan for the applicable year; and

                   (iii) the value of the Visteon Pension Account

               (B)  is the administration expenses as defined in Section 1.2
                    (iv) of this Attachment; and

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

               (C) SFAS 88 pension expense for Ford Assigned Employees related to any termination incentive programs occurring in the year.

         2. Retiree Health Care and Retiree Life Insurance. Visteon shall pay the cost of providing post-retirement health and life benefits for Ford Assigned Employees under the Ford-UAW Hospital-Surgical-Medical-Drug-Dental-Vision Program and the Ford-UAW Group Life and Disability Insurance Plan (the "Plans") ("OPEB") beginning as of the Start Date as provided below.

         2.1 Determination of Annual Cash OPEB Reimbursement. For the portion of 2000 that follows the Start Date and for each calendar year thereafter until the OPEB liability for the Ford Assigned Employees is extinguished, the Annual Cash OPEB Reimbursement to the Plans for any given year shall be an amount equal to the sum of (A) and (B) where

               (A) is the estimated amount of OPEB claims paid during the period to the Ford Assigned Employees who retire after the Start Date, together with their spouses or dependents, determined on the basis of average per contract claims costs for Ford-UAW retirees; and

               (B) is an allocable share of administration expenses based on the ratio of OPEB liability for Ford Assigned Employees to total Ford-UAW OPEB liability, unless Ford and Visteon agree to another method.

         The Annual Cash OPEB Reimbursement shall be determined by the Ford Actuary; the Visteon Actuary will have the opportunity to verify the calculation.

         2.2 Pre-Funding of SFAS 106 Liability. Visteon will establish and maintain a Voluntary Employees' Beneficiary Association ("VEBA") trust whose purpose is to reimburse the Plans in respect of the claims and administration costs described in Section 2.1 above. Visteon agrees that it will make a series of cash payments to the VEBA so that by December 31, 2020 the assets in the VEBA will equal Visteon's balance sheet liability at the same date for OPEB benefits in respect of Ford Assigned Employees The cash payment to the VEBA shall commence no later than January 1, 2006 and shall be payable in advance in twelve equal monthly installments. The amount of cash paid to the VEBA in each year commencing no later than January 1, 2006 shall be an amount equal to the sum of (A), (B) and (C ) where

               (A) is the Visteon SFAS 106 expense for that year as computed by the Ford Actuary (and verified by the Visteon Actuary) and based on assumptions used by Ford for its Ford-UAW employees;

               (B) is an allocable share of expenses as described in Section 2.1(B) above; and

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

               (C) is the amount of Visteon's OPEB balance sheet liability in respect of Ford Assigned Employees at the beginning of each calendar year divided by the number of years remaining to December 31, 2020.

         Notwithstanding the above, Visteon may accelerate payments to the VEBA in its discretion. In the event the tax law would not permit Visteon a current deduction for the level of funding described above, Visteon may make only such contributions to the VEBA that would be tax deductible, provided, however that the balance of the funding obligation which exceeds the permitted deduction is otherwise deposited into a separate trust. Visteon and Ford shall cooperate with each other to design, and Visteon agrees it will take necessary action to implement, an appropriate method approved by the Parties' respective auditors that would have the effect of eliminating the Ford's FAS 106 OPEB balance sheet liability for the Ford Assigned Employees beginning on the Start Date. In the event that the tax benefits contemplated by the Parties as being available to Visteon with respect to prefunding of OPEB liabilities are not or cease to be available, Visteon and Ford agree to renegotiate the structure provided the new structure does not increase Ford's costs or jeopardize Ford's security. If Ford and Visteon cannot agree on a replacement structure, or if Visteon fails to suggest a replacement structure, then Visteon will pay to Ford directly the payments it otherwise would have paid to the VEBA. Ford shall credit interest on such amount at the pretax rate of return on Ford's cash portfolio.

         3. Recordkeeping. In connection with administering Section One and Two above, Ford may decide to retain a third party service to maintain the notional Visteon Pension Account and to determine the correct amount of Visteon reimbursements according to the methodology set forth in this Attachment A. If Ford decides to retain a third party service, Ford shall consult with Visteon prior to appointing a third party service, but Ford shall retain the right to appoint a third party service in its sole discretion. Ford shall pay the expense of such third party service and Visteon shall reimburse Ford for such expense.

         4. Continuation of Arrangements. The terms set forth in this Attachment A shall be in force until the last survivors and dependents of Ford Assigned Employees in service as of the Start Date who are eligible for Ford-UAW retirement or OPEB benefits are deceased, or upon earlier termination agreed jointly by Ford and Visteon, including any VEBA or other arrangements or methods agreed in Section 2.2 (unless the Parties' respective auditors advise that joint agreement to terminate would jeopardize the expected accounting treatment of such arrangements or methods). As soon as practical following the death of the last survivor and covered dependents of the Ford Assigned Employees who are eligible for Ford-UAW retirement benefits, Ford shall pay to Visteon either cash or provide equivalent monetary value, in an amount equal to the balance (if any) remaining in the Visteon Pension Account.

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

         5. Ability to Substitute. The Parties may agree to substitute an alternative method of computing reimbursement under this Attachment. The method substituted shall have as its objective to produce a fair estimate of the pension and OPEB expense and other reimbursement charges set forth in this Attachment, and should preserve for each Party, to the extent possible, the economic benefits bargained under this Attachment. Without limiting the rights of Ford and Visteon as provided above, the Parties agree to jointly evaluate and equitably refine the reimbursement mechanism described in this Attachment as applied to periods following the earlier to occur of (A) termination of the Agreement, and (B) the date, if any, on which all or a significant portion of the Ford Assigned Employees become Visteon Hourly Employees.

         6. Definitions. Unless otherwise specifically defined herein, the capitalized terms herein shall have the same meanings as set forth in the Agreement.

         7. Actuarial Verification. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the cost of such third actuary.

         8. Employee Transfers. In the event that an employee ceases to be a Ford Assigned Employee, but remains an employee of Ford, then Visteon shall not be responsible for the cost of pension, retiree health or retiree life benefits for such employee. Ford will assume the obligation and Visteon will reimburse Ford as follows:

          (A) Pensions: The balance in the Visteon Pension Account will be reduced by the amount of the SFAS 87 PBO transferred to Ford;

          (B) Retiree health and life benefits: Visteon will pay Ford an amount equal to the SFAS 106 APBO transferred to Ford.

All adjustments should be handled on a quarterly basis based on SFAS 87 and SFAS 106 assumptions appropriate for that quarter.

Visteon shall retain appropriate records in order to identify these transfers.

In the event that a Ford employee becomes a Ford Assigned Employee, then Visteon shall assume the obligation for pensions, retiree health and retiree life benefits for such employee, and the financial arrangements shall be the reverse of those described above.

If the reimbursements for retiree health and life benefits exceeds $10 million per year, the Party with the obligation shall have the option to pay $10 million in the first year, and shall pay the balance in succeeding years in annual installments of at least $5 million until the obligation is satisfied, together with interest on the obligation at the 90 day Treasury Bill rate as quoted in the Wall Street Journal for the relevant period.

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